NEWS RELEASE
WESCO International, Inc. / Suite 700, 225 West Station Square Drive / Pittsburgh, PA 15219

WESCO Announces Agreement with Canadian Competition Bureau

PITTSBURGH, August 6, 2020 /Business Wire/ -- WESCO International, Inc. (NYSE: WCC) today announced that it has reached a Consent Agreement with the Competition Bureau of Canada (“Bureau”) regarding its merger with Anixter International. As previously announced, the closing of the merger transaction with Anixter occurred on June 22, 2020 after the expiry of the applicable waiting period under Canadian competition law. WESCO has been working cooperatively with the Bureau to resolve outstanding matters, and the Consent Agreement involves a commitment to divest the legacy WESCO Utility and Datacom businesses in Canada, which had total sales of approximately $150 million in 2019. The process to divest the businesses will commence immediately and will be completed as expeditiously as possible. The net proceeds realized from the divestiture of the businesses will be used to repay indebtedness.
John Engel, Chairman, President, and Chief Executive Officer, said, “We are pleased to reach this agreement with the Commissioner of Competition and to resolve the Bureau’s remaining concerns. The Agreement does not impact the tremendous value creation opportunity of the transformational combination of WESCO and Anixter, and we continue to see significant upside potential versus our synergy targets. We look forward to providing further details about this agreement, as well as the substantial progress we have made integrating WESCO and Anixter, later this month when we announce our second quarter earnings.”
About WESCO
WESCO International, Inc. (NYSE: WCC), a publicly traded FORTUNE 500® company headquartered in Pittsburgh, Pennsylvania, is a leading provider of business-to-business distribution, logistics services and supply chain management solutions. Pro forma 2019 annual sales were over $17 billion, including Anixter International which it acquired in June 2020. WESCO offers a best-in-class product and services portfolio of Electrical and Electronic Solutions, Communications and Security Solutions, and Utility and Broadband Solutions. The company employs over 18,000 people, maintains relationships with over 30,000 suppliers, and serves more than 150,000 customers worldwide.  With nearly 1.5 million products, end-to-end supply chain services, and leading digital capabilities, WESCO provides innovative solutions to meet customer needs across commercial and industrial businesses, contractors, government agencies, institutions, telecommunications providers, and utilities. WESCO operates nearly 800 branch and warehouse locations in over 50 countries, providing a local presence for customers and a global network to serve multi-location businesses and multi-national corporations.
Forward-Looking Statements
All statements made herein that are not historical facts should be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. These statements include, but are not limited to, statements regarding the process to divest the legacy WESCO Utility Datacom businesses in Canada, including the expected length of the process, the expected benefits and costs of the transaction between WESCO and Anixter International Inc., including anticipated future financial and operating results, synergies, accretion and growth rates, and the combined company's plans, objectives, expectations and intentions, statements that address the combined company's expected future business and financial performance, and other statements identified by words such as "anticipate," "plan," "believe," "estimate," "intend," "expect," "project," "will" and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of WESCO's management, as well as assumptions made by, and information currently available to, WESCO's management, current market trends and market conditions and involve risks and uncertainties, many of which are outside of WESCO's and WESCO's management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements.
Those risks, uncertainties and assumptions include the risk of any unexpected costs or expenses resulting from the transaction, the risk of any litigation or post-closing regulatory action relating to the transaction, the risk that the transaction could have an adverse effect on the ability of the combined company to retain customers and retain and hire key personnel and maintain relationships with its suppliers, customers and other business relationships and on its operating results and business generally, the risk that problems may arise in successfully integrating the businesses of the companies or that the combined company could be required to divest one or more businesses, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the proposed transaction or it may take longer than expected to achieve those synergies or benefits, the risk that the leverage of the company may be higher than anticipated, the impact of natural disasters, health epidemics and other outbreaks, especially the outbreak of COVID-19 since December 2019, which may have a material adverse effect on the combined company's business, results of operations and financial conditions, the risk that the divesture of the legacy WESCO Utility Datacom businesses in Canada may take longer than expected and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond each company's control. Additional factors that could cause results to differ materially from those described above can be found in WESCO's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and WESCO's other reports filed with the SEC.
Company Contacts

Investors	Media
Will Ruthrauff WESCO International, Inc. 412-454-4220 wruthrauff@wesco.com	Dawn Marks WESCO International, Inc. 224-521-8484 dawn.marks@anixter.com